Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Dear Sir/Madam,

We have read and are in agreement with the statements in the first four paragraphs contained in the heading “Change in Registrant’s Certifying Accountant” contained in Gelteq Limited’s (“the Company”) Registration Statement on Form F-1 dated June 28, 2024 filed with the Securities and Exchange Commission (the “Registration Statement”). We have no basis to agree or disagree with other statements of the Company contained in the Registration Statement.

UHY Haines Norton

Sydney, New South Wales, Australia

June 28, 2024